KCSA
Public Relations
Worldwide News
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Public & Investor Relations, Corporate & Marketing Communications


For:              DCAP Group, Inc.

Contact:          Barry Goldstein
                  Chairman and Chief Executive Officer
                  DCAP Group, Inc.
                  (516) 374-7600

                  Les Schupak / Michael Cimini
                  KCSA Public Relations Worldwide
                  (212) 896-1207 / (212) 896-1233
                  lschupak@kcsa.com / mcimini@kcsa.com
                  -----------------   ----------------

                                                          FOR IMMEDIATE RELEASE
                                                          ----------------------

                    DCAP Group Reports First Quarter Results

      Premium Finance Expansion and New Agency Acquisition Lead The Growth

HEWLETT, N.Y., May 27, 2003 - DCAP Group, Inc. (OTCBB: DCAP), today reported its operating results for the period ended March 31, 2003.

Income from continuing operations increased to $434,209 or $0.03 per share on revenues of $1,808,892 as compared to $1,942 or $0.00 per share on revenues of $534,190 for the corresponding period last year.

In making the announcement, Barry Goldstein, Chairman and CEO, said that the company was continuing its strong growth, which began during the second half of 2002. "Both business segments, Insurance and Premium Finance, had substantial revenue and income gains. The increase in revenue from Insurance operations was primarily due to The Barry Scott unit, which includes a twenty-store chain strategically acquired in August, 2002. Revenue more than doubled in the Premium Finance segment as marketing efforts to non-DCAP insurance agencies expanded. In addition, higher average premiums being financed impacted the revenue increase."

Mr. Goldstein noted that the positive results also translated to a beneficial effect on the company's cash position, and overall working capital. During the six-month period October 1, 2002 to March 31, 2003, DCAP Group has seen its working capital increase by more than 500%, with cash and cash equivalents having more than doubled. Shareholder equity has increased over this same time frame by nearly $1.1 million.

"As we proceed with our strategic initiative to leverage our growing distribution network and our proven ability to deliver positive results for our insurance carrier partners, DCAP Group has performed exceptionally well. We have experienced five consecutive profitable quarters. We are continually searching for opportunities to enhance shareholder value by capitalizing on the infrastructure now in place. The sustained growth is a testament to the commitment and talents of our employees as well as our franchisees," he said.

About DCAP Group
DCAP Group, Inc. is the largest chain of independent storefront insurance agencies in the Northeast. With more locations in the Northeast than any storefront insurance agency chain, DCAP is focused on building its business into a community-based, one-stop financial services center. Representing such top tier carriers as Progressive Corp. and Travelers, the Company offers its retail customers insurance and other services at the most competitive rates. DCAP provides car, motorcycle, homeowner, business and life insurance. More information is available at the Company's website, www.dcapgroup.com.

Forward Looking Statements

Statements in this press release, other than purely historical information, including the comments regarding the Company's future plans and objectives and expected operating results, and statements of the assumptions underlying such statements, constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements contained herein are based on certain assumptions that may not be correct. They are subject to all of the risks and uncertainties incident to the Company's business that are described in the reports and statements filed by the Company with the Securities and Exchange Commission, including (among others) those listed in the Company's Form 10-KSB.

You may register to receive DCAP Group, Inc.'s future press releases or to download a complete Digital Investor Kit(TM) including press releases, regulatory filings and corporate materials by clicking on the "Digital Investor Kit(TM)" icon at www.kcsa.com.
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                                Tables to follow:

                        DCAP GROUP INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)



                                                              Three months ended
                                                                   March 31,
                                                              2003          2002
                                                              ----          ----

Revenues:                                                1,808,892       534,190

Income From Continuing Operations:                         434,209         1,942

(Loss) Income from discontinued operations:                (46,096)       26,388

Net Income                                                 388,113        28,330

Net income per common share:                                 $0.03         $0.00

Weighted average number of shares outstanding;
Basic                                                   12,353,402    11,353,402
Diluted                                                 12,923,929    11,353,402



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